EXHIBIT 10.3

PROVINCE HEALTHCARE COMPANY RETENTION PLAN

ARTICLE ONE
INTRODUCTION

     1.1     Purpose. The Board of Directors of Province Healthcare Company (“Province”) has determined that it is in the best interests of Province and its stockholders to assure that Province will have the continued dedication of its officers and employees, notwithstanding the possibility or occurrence of a change in control of Province. The Board believes that it is imperative to diminish the inevitable distraction of such officers and employees by virtue of the personal uncertainties and risks created by such possibility and to encourage the officers’ and employees’ full attention and dedication to Province and its affiliates. Therefore, in order to accomplish these objectives, the Company has approved and adopted this Province Healthcare Company Retention Plan (the “Plan”) to induce certain officers and employees of Province to remain in their current employment and to devote their time and energies to the successful performance of their duties by providing such persons a measure of security. It is the express intent of the Board to structure any transaction constituting a Change in Control of Province in a manner that will allow for the adoption of this Plan by any successor thereto.

     1.2     Effective Date. The Plan was approved by the Board of Directors of Province (the “Committee”) on August 15, 2004 and shall be effective as of August 15, 2004 (the “Effective Date”).

ARTICLE TWO
ELIGIBILITY

     2.1     Officers and Employees Eligible to Participate in Plan. Only officers and employees of Province or its subsidiaries who have been designated by the Committee are eligible to participate in the Plan. Schedule A attached hereto contains a list of such officers and employees as of the Effective Date. Prior to a Change in Control, the Committee may add new Participants to the Plan from time to time in its discretion.

ARTICLE THREE
DEFINITIONS

     3.1     Definitions. The following capitalized terms used in the Plan shall have the meanings assigned to them below:

     “Annual Salary” shall mean a Participant’s base salary as in effect immediately prior to a Change in Control. Each Participant’s Annual Salary as of the Effective Date is reflected on Schedule A.

     “Board” means the Board of Directors of the Company.

     “Cause” shall mean the occurrence of any of the following: (i) conviction of the Participant for a crime involving fraud, dishonesty or theft, or of any felony which, in the reasonable judgment of the Board, materially affects the Participant’s ability to perform his duties; (ii) commission by the Participant of an act of fraud, embezzlement, or material dishonesty against the Company; or (iii) intentional neglect of or material inattention to the Participant’s duties, which neglect or inattention remains uncorrected for more than thirty (30) days following written notice from the Chief Executive Officer of the Company detailing the Company’s concern.

     “Change in Control” means a transaction or circumstance in which any of the following have occurred:

     (a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Province or a wholly-owned subsidiary thereof, or any Province employee benefit plan, becomes the “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of Province representing more than 50% of the total voting power represented by Province’ then-outstanding Voting Securities (as defined below), or

     (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by Province’ stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

     (c) any merger or consolidation of Province with any other corporation or other entity, other than a merger or consolidation which would result in the Voting Securities (i.e., any securities of the entity which vote generally in the election of its directors) of Province outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of Province or such surviving entity outstanding immediately after such merger or consolidation, or

     (d) the stockholders of Province approve a plan of complete liquidation of Province, or

     (e) any sale or disposition by Province of all or substantially all of its assets.

     “Company” means Province. Following consummation of transaction or series of transactions which constitutes a Change in Control as described in subsection (a), (c) or (e) of the definition thereof, the term “Company” shall mean the entity resulting from such transaction or purchasing or controlling Province and/or its assets as a result of such transaction.

     “Committee” means the Compensation Committee of the Board.

     “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

     “Good Reason” shall include any of the following: (i) a material adverse alteration in the Participant’s position, responsibilities or status as in effect immediately prior to a Change in Control; (ii) a reduction in the Participant’s Annual Salary; (iii) relocation of the Participant by the Company to a location that is more than thirty-five (35) miles from the Participant’s then-current workplace as of the date immediately prior to a Change in Control; (iv) the material breach by the Company of any obligation under this Plan, including the failure to make any Retention Payment or Severance Payment in the amount and at the time(s) required under Article Four, or (vi) any failure by the Company to comply with and satisfy Section 7.11.

     “Participant” means an officer or employee who has been selected by the Committee to receive a Retention Payment.

     "Plan” means this Pacers Retention Plan.

     "Plan Administrator” shall be the person designated in Section 5.1 or his or her successors.

     “Qualifying Termination” shall mean termination of the Participant’s employment (i) due to death or Disability, (ii) by the Company without Cause, or (iii) by the Participant for Good Reason.

     “Retention Payment” shall have the meaning set forth in Section 4.1.

     “Retention Date” shall mean ninety (90) days after the occurrence of a Change in Control.

     “Severance Payment” shall have the meaning set forth in Section 4.2.

ARTICLE FOUR
RETENTION PAYMENT

     4.1     Retention Payment. Following the occurrence of a Change in Control, the Company will pay to each qualifying Participant a lump sum cash amount equal to his or her Annual Salary (the “Retention Payment”), on the earlier of (a) the Retention Date, or (b) the termination of his or her employment pursuant to a Qualifying Termination following a Change in Control. No Retention Payment will be made to any Participant whose employment is terminated prior to the Retention Date unless such termination is a Qualifying Termination.

     4.2   Severance Payment. In addition to the Retention Payment, in the event that a Participant’s employment is terminated pursuant to a Qualifying Termination following a Change in Control and prior to the first anniversary of such Change in Control, the Company will pay to the Participant a cash amount equal to that amount which would have been required, on the day prior to the Change in Control, to retain the Participant’s then-current coverage levels (including coverage of family and eligible dependents, if applicable) under the continuation provisions of any welfare benefit plan maintained by Province and subject to Section 4980B of the Internal Revenue Code of 1986, as amended, for a period of twelve (12) months. Such current estimated payments for each Participant are reflected on Schedule A. In addition, following the occurrence of a Change in Control, the Company will pay to certain officers and employees (including all Assistant Vice Presidents of Province as of the Effective Date), as designated on Schedule A attached hereto, an additional cash amount equal to six (6) months’ Annual Salary (or, with respect to one employee designated on Schedule A, twelve (12) months’ Annual Salary), in the event that such Participant’s employment is terminated pursuant to a Qualifying Termination following a Change in Control and prior to the first anniversary of such Change in Control. The aggregate payments payable to each qualifying Participant pursuant to this Section 4.2 are referred to herein as the “Severance Payment.” Each qualifying Participant will receive the Severance Payment in a lump sum on such termination of his or her employment and conditioned upon his or her execution of a release of claims in favor of the Company in the standard form specified by the Company for terminating employees. No Severance Payment will be made to any Participant whose employment is terminated following the first anniversary of a Change in Control or other than pursuant to a Qualifying Termination.

ARTICLE FIVE
ADMINISTRATION

     5.1   Plan Administration. The Plan is administered and interpreted by the Committee, which may delegate day-to-day management to a Plan Administrator who shall be appointed by the Committee and may be removed by the Committee at any time. The Committee and, to the extent delegated, the Plan Administrator, shall interpret the Plan and shall have complete control of the administration thereof. Any decision by the Committee or such Plan Administrator reached in accordance with the provisions contained herein shall be final.

     5.2   Consistency of Determination. In rendering its determination on any matter within its discretion under any section of this Plan, the Committee shall not be bound by past interpretations and is not required to be consistent regarding its determinations.

ARTICLE SIX
CLAIMS PROCEDURE

     6.1   Right to File a Claim. Any former employee who believes that he or she is entitled to a Retention Payment or a Severance Payment hereunder which has not been received or which is different than that which has been officially communicated may file a claim in writing with the Plan Administrator.

     6.2   Denial of a Claim. The Plan Administrator shall make an initial determination of eligibility or shall delegate the responsibility for such initial determination to any other party. Any claimant whose claim to any benefit hereunder has been denied in whole or in part shall normally receive a notice of the determination within 90 days of the date the claim is submitted. If, however, the Plan Administrator, or its delegate, determines that an extension of time is required, the claimant will be notified in writing of the need for the extension within 90 days after receipt of the claim. The extension notice will also include the date by which the Plan Administrator expects to make the benefit determination. Any notice of the denial of the claim will set forth the specific reasons for such denial, specific references to the Plan provisions on which the denial was based, what information or materials would be required in order to reverse the denial and an explanation of the procedure for review of the denial.

     6.3   Claim Review Procedure. A claimant may appeal the denial of his or her initial claim by written request for review to be made within 60 days after receiving the initial notice of the denial. The request for review shall set forth all grounds on which it is based, together with supporting facts and evidence which the claimant deems pertinent, and the Plan Administrator shall give the claimant the opportunity to review pertinent Plan documents in preparing the request. The Plan Administrator may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in making its review. The Plan Administrator will provide the claimant a written or electronic notice of the decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days. If the Plan Administrator determines that an extension of time is required, the claimant will be notified in writing of the extension within 60 days after the Plan Administrator’s receipt of the request for review. The extension notice will also include the date by which the Plan Administrator expects to complete the review. The Plan Administrator shall communicate to the claimant in writing its decision, and if the Plan Administrator confirms the denial, in whole or in part, the communication shall set forth the reasons for the decision and specific references to the Plan provisions on which the decision is based. Any suit for benefits must be brought within one year after the date the Plan Administrator (or his or her designee) has made a final denial (or deemed denial) of the claim.

     6.4   Requirement to Follow Claims Procedure. Utilization of the claims procedures set forth in this Article Six is a condition of payment of benefits under the Plan. Failure to follow the claims procedure here described will result in the denial of a

Participant’s claim, and may result in the Participant’s disqualification for payment of benefits under the Plan.

ARTICLE SEVEN
MISCELLANEOUS

     7.1   Rights Not Exclusive. A Participant’s right to receive a Retention Payment or Severance Payment under the Plan shall be in addition to and not exclusive of his rights under any other agreement or plan of the Company or its subsidiaries or affiliates, including without limitation any short- or long-term bonus or other remuneration payable pursuant to any employment agreement between the Participant and the Company or any subsidiary or affiliate.

     7.2   No Contract for Employment. Nothing in the Plan shall be deemed to give any Participant the right to be retained in the service of the Company or its subsidiaries or affiliates, or to deny the Company or any subsidiary or affiliate any right it may have to discharge or demote any Participant at any time.

     7.3   Withholding. All amounts payable by the Company hereunder shall be subject to withholding of such amounts related to taxes as the Company may be legally obligated so to do.

     7.4   Unfunded Status of Plan. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to the Plan, nothing contained in the Plan shall give the Participant any rights that are greater than those of a general creditor of the Company.

     7.5   Arbitration. To the extent not controlled by federal law, any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in Nashville, Tennessee accordance with the rules of the American Arbitration Association then in effect. Each party agrees to comply with any award made in any such proceeding, which shall be final, and to the entry of judgment in accordance with applicable law in any jurisdiction upon any such award.

     7.6   Costs of Enforcement. In the event that, following a Change in Control, a Participant collects or attempts to collect any part or all of the Retention Payment or otherwise enforces the terms of the Plan following a dispute with the Company regarding the interpretation of the Plan by or through a lawyer or lawyers, the Company will pay all costs of such collection or enforcement, including legal fees and other out of pocket expenses reasonably incurred by the Participant unless it is finally determined in any enforcement action that Participant acted in bad faith.

     7.7   Notices. Notices will be considered effective upon receipt and shall be sent by hand delivery or certified mail addressed as follows:

If to Province:

105 Westwood Place, Suite 400
Brentwood, Tennessee 37027
Facsimile Number: (615) 376-4856

If to a Participant, at his or her last known address.

     7.8   Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision of the Plan, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     7.9   No Assignment or Alienation of Benefits by Participants. A Participant shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under the Plan, nor shall these benefits be subject to seizure for the payment of debt, judgment, alimony or separate maintenance owed by the Participant, or any person claiming through the Participant, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any attempted assignment, anticipation, hypothecation, transfer, or other disposal of the benefits hereunder, shall be void.

     7.10   Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to the conflict of laws provision thereof and to the extent not preempted by federal law.

     7.11   Successors and Assigns. The Plan shall be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     7.12   Amendment; Termination; Lapse. The Board reserves the right to adopt, terminate or amend the provisions of the Plan to any extent and in any manner it desires prior to a Change in Control by execution of a written document describing the intended amendment(s). Following a Change in Control, the Plan may be amended or terminated by the Board at any time; provided, however, that no such amendment or termination shall have an adverse effect on any rights of a Participant without his or her written consent. In the event that a Change in Control of Province does not occur within two (2) years following the Effective Date, this Plan automatically shall terminate and be of no further effect, and all rights of the Participants shall terminate without consideration. Nothing in this Plan or any document describing, interpreting or relating to the Plan shall be construed to provide, prior to a Change in Control, any vested, nonforfeitable, nonterminable, or nonchangeable benefits or rights thereto.

     7.13 Headings.   The headings of the sections herein are for convenience only and shall have no significance in the interpretation of the Plan.

     The foregoing is hereby acknowledged as being the Plan, as adopted by the Company’s Board of Directors as of the date set forth herein.

PROVINCE HEALTHCARE COMPANY
By:	/s/ Martin S. Rash
Name:	Martin S. Rash
Title:	Chairman & CEO